Exhibit 10.2
[Execution Copy]

TECHNOLOGY TRANSFER, LICENSE AND DISTRIBUTION AGREEMENT
dated as of February 7, 2007
between
FUELCELL ENERGY, INC.
and
POSCO POWER

Confidential treatment requested as to certain portions of this exhibit marked with an *. Such portions have been redacted and filed separately with the SEC.

I. DEFINITIONS	2
II. LICENSE GRANT	6
2.1 FCE Technology License	6
2.2 Distribution Rights	7
2.3 POSCO Technology License	7
2.4 License to POSCO Power Upon Expiration of the Term	8
2.5 License to FCE Upon Expiration of the Term	8
2.6 Use of “FCE” Trademarks	8
2.7 Transfer of Technical Data	9
2.8 Regular Exchange of Technical Data	9
III. OWNERSHIP OF INTELLECTUAL PROPERTY	9
3.1 Ownership of FCE Technology	9
3.2 Ownership of POSCO Technology	9
3.3 Joint Development	9
IV. ROYALTIES	9
4.1 Royalty Payments	9
4.2 Minimum Annual Royalty	11
4.3 No Other Royalties, Payments, Etc.	11
4.4 Royalty Report	11
4.5 Royalty Determination Firm	12
V. SERVICE RESPONSIBILITY AND TRAINING	12
5.1 POSCO Power Service Responsibility	12
5.2 FCE Service Responsibility	12
5.3 Long Term Service	12
5.4 FCE Training	13

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VI. GOVERNMENT REGULATIONS	13
6.1 POSCO Power Obligations	13
6.2 FCE Obligations	13
VII. REPRESENTATIONS AND WARRANTIES	13
7.1 Representations and Warranties of FCE	13
7.2 Representations and Warranties of POSCO Power	14
VIII. TERM	15
8.1 Term	15
8.2 Extension	15
IX. TERMINATION	16
9.1 Termination by Mutual Agreement	16
9.2 FCE Termination by Material Breach of POSCO Power	16
9.3 POSCO Power Termination by Material Breach of FCE	17
9.4 Return of FCE Technology	17
9.5 Return of POSCO Technology	18
9.6 Survival	18
X. INDEMNIFICATION	18
10.1 POSCO Power Obligations	18
10.2 FCE Obligations	19
10.3 Limitation of Damage	19
XI. CONFIDENTIAL INFORMATION	20
11.1 POSCO Power Obligations	20
11.2 POSCO Affiliate	20
11.3 FCE and POSCO Power Obligations	20
XII. NOTICES	21
XIII. ENTIRE AGREEMENT	22

ii

XIV. APPLICABLE LAW AND ARBITRATION	22
14.1 Governing Law	22
14.2 Efforts to Resolve by Mutual Agreement	22
14.3 ICC Arbitration	23
14.4 Waiver of Jury Trial	23
XV. MISCELLANEOUS	23
15.1 Amendment	23
15.2 Severability	23
15.3 Government Information	23
15.4 Independent Contractors	23
15.5 Assignment	24
15.6 No Third Party Beneficiary	24
15.7 Headings	24
15.8 Right to Injunction; Specific Performance	24
15.9 Force Majeure	24
15.10 Marubeni; MTU	24

Exhibits:

Exhibit A:	Form of TTP
Exhibit B:	Form of LTSA
Exhibit C:	Form of Purchase Order

Schedules:

Schedule A:	POSCO Affiliates
Schedule B:	Non-Exclusive Territory
Schedule C:	FCE Previously Granted Distribution Rights

iii

THIS TECHNOLOGY TRANSFER, LICENSE AND DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into this 7th day of February, 2007, by and between FUELCELL ENERGY, INC., a Delaware corporation having a place of business at 3 Great Pasture Rd., Danbury, CT 06813, U.S.A. (“FCE”) and POSCO POWER, a Korean corporation having a place of business at Dacom Building 10 th Fl., 706-1 Yeoksam-dong, Kangnam-gu, Seoul 135-987, Korea (“POSCO Power”).
RECITALS:
A. FCE has developed “Balance of Plant” (defined below) technologies for high temperature fuel cells used for the generation of electric power including technology for a Molten Carbonate Fuel Cell (“MCFC”) known as the “Direct FuelCell®” (DFC®) and is developing new DFC based products currently designated by FCE as “DFC/T®” and “DFC/H2”.
B. POSCO Power, together with the POSCO Affiliates (defined below), wishes to develop and commercialize the BOP technologies in the Korean Market (defined below) and in the Non-Exclusive Territory (defined below).
C. FCE wishes to grant a license of the FCE Technology (defined below) to POSCO Power and/or POSCO Affiliates and transfer the FCE Technology and provide technical assistance and support to POSCO Power. POSCO Power wishes to accept such a license and receive the FCE Technology, technical assistance and support, all in accordance with the terms of this Agreement and the other Transaction Agreements (defined below), as applicable.
D. FCE also wishes to transfer to POSCO Power the New DFC-Based Technology (defined in the Alliance Agreement) during the Term (defined below) of this Agreement and grant a license of the New DFC-Based Technology, when FCE commercializes the New DFC-Based Products, under a separate agreement, which the Parties shall negotiate in good faith and shall contain commercially reasonable terms, as outlined in the Alliance Agreement.
E. POSCO Power wishes to grant a license of the POSCO Technology (defined below) to FCE for the purpose of allowing FCE to further improve and modify the BOP technologies developed by FCE, in accordance with the terms of this Agreement and the other Transaction Agreements, as applicable.
F. Simultaneously herewith, the parties have entered into the Alliance Agreement (defined below) and Securities Purchase Agreement (defined below), both dated as of the date first written above.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth below and intending to be legally bound, the parties agree as follows:
I. DEFINITIONS
As used in this Agreement, the following terms shall have the following respective meanings which are intended to define the scope of this Agreement:
“Additional Term” shall have the meaning set forth in Section 8.2.
“Alliance Agreement” shall mean that certain Alliance Agreement dated as of the date hereof between FCE and POSCO Power.
“Applicable Laws” shall have the meaning set forth in the Alliance Agreement.
“Balance of Plant” or “BOP” shall mean all subsystems for operation and generation of electrical power by DFC’s MCFCs in one or more stacks and including, but not limited to, fuel pre-treatment boilers, water recovery, fuel exhaust burner, inverter, control system, utility interface and start-up and stand-by equipment. For the avoidance of doubt, BOP shall mean all components of the DFC Power Plant other than the Fuel Cell Stack Module.
“DFC” shall mean FCE’s proprietary MCFC.
“DFC Power Plant” shall mean the products designed and produced by FCE or its subcontractors, from time to time, comprising the Fuel Cell Stack Module and the BOP, and shall specifically exclude items of equipment such as foundations, structures, enclosures, transmission/distribution lines and interconnections, fuel lines, fuel preparation and clean-up equipment water drainage/removal, computer hardware and software and any other items related to the foregoing.
“DOE Approval” shall have the meaning set forth in the Alliance Agreement.
“Effective Date” shall have the meaning set forth in the Alliance Agreement.
“Fuel Cell Stack Module” shall mean those components manufactured by FCE, which comprise the fuel cell stack itself, including the stack enclosure vessel, the fuel cell stack and its supporting hardware, including individual fuel cells and cell assemblies, anodes, cathodes, current collector plates, matrixes, manifolds, instrumentation, assembly and compression hardware and/or the stack enclosure vessel.
“FCE Facility” shall mean the FCE facility located at 3 Great Pasture Rd, Danbury CT 06813.
“FCE Know-How” shall mean: (a) All technical information, know-how, inventions (whether patented or not), trade secrets, and other technical, engineering and design information and data, including without limitation, BOP system engineering design, data, detailed drawings, bill of material, system analytical models, system operating software, manufacturing plant data, vendor qualification and selection procedures, and quality assurance, pre-shipment testing, all as available and in then current use by FCE, including all information provided by third parties to FCE, (i) to manufacture BOP components; (ii) to assemble such components with Fuel Cell Stack Modules to form complete DFC Power Plants; and (iii) make all necessary assembly checks and/or tests on complete DFC Power Plants. It is understood that FCE Know-How shall not include such information which relates to “New DFC Based Products” (as defined below); and

(b) Any information which FCE and POSCO Power believe is necessary for POSCO Power to (x) support its customers, (y) to prepare proposals as contemplated herein, and (z) to prepare required engineering documentation.
Notwithstanding the above, it is understood that the term “FCE Know-How” does not include: (i) information and data relating to machines or processes used in the manufacture of BOP materials, parts, and components; (ii) information and data, other than purchase specifications, on commercially available parts and components designed or manufactured by third parties; (iii) information and data relating to the economic, financial and marketing aspects of FCE’s operations; (iv) all information and data relating to design, manufacture and materials used for the Fuel Cell Stack Module, except to the extent any such information needed by POSCO Power to assemble, service and repair the FCE Products, POSCO Products and POSCO Parts; and (v) information and data which is subject to restriction on disclosure by a third party, provided, however, that FCE shall exercise commercially reasonable good faith efforts to obtain the consent needed to make such information available to POSCO Power.
“FCE Patents” shall mean the letters patents, and any applications for letters patent which have a “Convention Date” under the International Convention for the Protection of Industrial Property prior to the earlier of the expiration or termination date of this Agreement and which are owned or acquired by FCE or in which FCE has or acquires a licensable interest (including without limitation any U.S. or non-U.S. patents and patent applications that are counterparts thereof, and/or any divisions, continuations, continuations-in-part or reissues, reexaminations, renewals, substitutions, extensions, supplementary protection certificates in respect thereof) and which relate to BOPs. It is understood that FCE Patents shall not mean patents which relate to New DFC-Based Products.
“FCE Products” shall mean DFC Power Plants currently designated DFC300MA, DFC1500 and DFC3000 with introductory ratings of 300 kW, 1.2 MW and 2.4 MW, respectively and modifications and improvements thereof, regardless of how designated by FCE, which are made available, or in the future may be made available, for commercial use or sale by FCE during the Term.
“FCE Technology” shall mean FCE Patents and FCE Know-How, excluding any improvements or developments made by MTU after the Effective Date which may be furnished or licensed to FCE.
“Governmental Authority” shall have the meaning set forth in the Alliance Agreement.
“Governmental Order” shall have the meaning set forth in the Alliance Agreement.

“Initial Term” shall have the meaning set forth in Section 8.1.
“Korean Market” shall mean the Republic of Korea.
“Korean Company” shall include any corporation, company or entity established under the laws of the Republic of Korea, including any Subsidiary thereof, wherever located or established, other than POSCO Power and POSCO Affiliates.
“LTSA” shall mean a form of a long term service contract attached hereto as Exhibit B to be mutually agreed upon by the Parties pursuant to Section 4.1(c) of the Alliance Agreement, which form shall be used as a guide in preparing and finalizing the terms and conditions of each long term service contract.
“Marubeni Settlement” shall have the meaning set forth in the Alliance Agreement.
“MTU” shall mean MTU CFC SOLUTIONS GmbH, a German limited liability entity.
“MTU Consent” shall have the meaning set forth in the Alliance Agreement.
“Net Sales” shall mean the revenues generated from the sales by POSCO Power or POSCO Affiliate of the DFC Power Plants, POSCO Products and/or POSCO Parts, as applicable, excluding those POSCO Products and/or POSCO Parts that (a) are manufactured using the proprietary technology, engineering and design, know-how and inventions of POSCO Power and/or any POSCO Affiliate, and (b) do not use or contain any FCE Technology; less the Net Sales Adjustments, all determined in accordance with Korean GAAP and as set forth in Section 4.1(d) below.
“Net Sales Adjustments” shall include the cost of Fuel Cell Stack Modules or any components thereof or parts of the DFC Power Plants, POSCO Products and POSCO Parts purchased by POSCO Power and/or any POSCO Affiliate from FCE and the following items incurred in normal, bona fide, commercial transactions to the extent to which they are actually paid and expressly included in the gross invoice price: (i) sales returned; (ii) sales discounts; (iii) duties and taxes on sales; (iv) transportation insurance premiums; (v) packing expenses on sales; (vi) transport expenses on sales. Further, sales and purchases by and between POSCO Power and POSCO Affiliate to effect the sales of POSCO Products and POSCO Parts to customers shall be excluded only to the extent such POSCO Products or POSCO Parts are not put into use or operation by such POSCO Affiliate. If such POSCO Products or POSCO Parts are subsequently resold to third parties, such subsequent sale to the third party shall be included.
“NewCo” shall have the meaning set forth in the Alliance Agreement.
“New DFC-Based Products” shall have the meaning set forth in the Alliance Agreement.

“New DFC-Based Technology” shall have the meaning set forth in the Alliance Agreement.
“New POSCO Parts” shall have the meaning set forth in the Alliance Agreement.
“New POSCO Products” shall have the meaning set forth in the Alliance Agreement.
“Non-Exclusive Territory” shall mean the jurisdictions set forth in Schedule B hereto, it being understood and agreed that additional jurisdictions may be added, as mutually agreed by the Parties from time to time.
“Party” shall mean FCE or POSCO Power, or when used in the plural, FCE and POSCO Power.
“Person” shall mean any natural person, firm, partnership, association, corporation, company, joint venture, trust, business trust, Governmental Authority or other entity.
“POSCO Affiliate” shall mean each of those entities controlled by, or under common control with, POSCO Power, which may receive all or part of the FCE Technology in connection with this Agreement and the other Transaction Agreements, listed in Schedule A, as mutually agreed by the Parties, it being understood and agreed that additional entities may be added.
“POSCO Parts” shall mean any parts or components of POSCO Products other than the Fuel Cell Stack Module.
“POSCO Power Facility” shall mean the factory constructed by POSCO Power at which POSCO Parts are manufactured and POSCO Products are assembled.
“POSCO Products” shall mean any products, regardless of designation, which are the same as, or a modification or derivation in whole or in part of FCE Products.
“POSCO Technology” shall mean all inventions, know-how, trade secrets, data or information arising or developed independently, during the Term, by POSCO Power and POSCO Affiliates and (i) by any employee of POSCO Power or POSCO Affiliate or (ii) by POSCO Power or POSCO Affiliate vendors, subcontractors, consultants or suppliers (but only to the extent that POSCO Power or POSCO Affiliate has obtained an ownership right thereof), derived from or based on the FCE Technology, including, without limitation, technical information, know-how, inventions (whether patented or not), trade secrets, and other technical, engineering and design information and data, BOP system engineering design, data, detailed drawings, bill of material, system analytical models, system operating software, manufacturing plant data, vendor qualification and selection procedures, and quality assurance procedures.

“Purchase Order” shall mean a form of purchase order contract attached hereto as Exhibit C to be mutually agreed upon by the Parties pursuant to Section 4.1(c) of the Alliance Agreement, which form shall be used as a guide in preparing and finalizing the terms and conditions of each purchase order contract.
“Royalty Determination Firm” shall have the meaning set forth in Section 4.5.
“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement dated as of the date hereof between FCE and POSCO Power.
“Subsidiary” shall mean, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.
“Technology Transfer Program” or “TTP” shall mean that certain document containing the detailed terms and schedules relating to the transfer by FCE of FCE Technology, including the scope of assistance and support provided, to POSCO Power and POSCO Affiliates, as applicable, it being understood and agreed that, the TTP shall become part of this Agreement, as Exhibit A hereto, once the terms and conditions of which are mutually agreed upon pursuant to Section 4.1(d) of the Alliance Agreement.
“Term” shall have the meaning set forth in Section 8.2.
“Transaction Agreements” shall have the meaning set forth in the Alliance Agreement.
II. LICENSE GRANT
2.1 FCE Technology License.
(a) During the Term, and subject to the terms of this Agreement, FCE hereby grants to POSCO Power a non-exclusive right and license:
(i) to use the FCE Technology to construct, assemble, manufacture, use, sell, import, maintain, service and/or repair POSCO Parts and POSCO Products in the Korean Market; provided, however, that during the Term, FCE shall not (A) grant any right or license to any Korean Company to use the FCE Technology or (B) in any way extend the term of that portion of the right or license granted to any third party prior to the date hereof, which permits the use of the FCE Technology by any third party to do any of the above in the Korean Market;
(ii) to use the FCE Technology to sell, export, maintain, service and/or repair POSCO Parts and POSCO Products in the Non-Exclusive Territory; and
(iii) to have manufactured and assembled in the Korean Market, POSCO Products and POSCO Parts by POSCO Affiliates in Korea, subject to the execution by POSCO Affiliates of confidentiality agreements substantially similar to the terms and conditions set forth in Article XI of this Agreement.

(b) For the avoidance of doubt, the foregoing license consists of a right and license to use the FCE Know-How, and a right and license under the FCE Patents which cover the FCE Know-How, which are now owned or which may hereafter be acquired by, or granted to FCE and under which FCE has or may acquire the right to grant such a right and license.
(c) The license granted by FCE to POSCO Power under this Section 2.1 includes a sublicense of FCE’s rights under any and all licenses to FCE Technology pursuant to which such FCE Technology has been licensed to FCE (each a “Third Party License”; collectively, the “Third Party Licenses”), including, without limitation, that certain license agreement, dated July 16, 1998, by and between MTU and FCE. FCE shall be responsible for complying with all the terms and conditions of each Third Party License for which the licensee thereunder is responsible, including, without limitation, any such terms and conditions thereof relating to the payment of any royalties, milestones and the like by the licensee thereunder.
(d) At the request of POSCO Power, and upon consent by FCE, which consent shall not be unreasonably withheld, FCE shall designate any POSCO Affiliate indicated by POSCO Power as an additional licensee under this Agreement.
2.2 Distribution Rights. FCE hereby grants to POSCO Power or any POSCO Affiliate, as applicable, a non-exclusive right to distribute, sell, maintain, export/import, service and/or repair POSCO Parts, POSCO Products and FCE Products in the Korean Market and in the Non-Exclusive Territory during the Term, subject to certain distribution rights previously granted by FCE to other third parties; provided, however, that during the Term, FCE shall (i) not grant any new distribution rights for FCE Products for the Korean Market or (ii) in any way extend the term of any distribution rights granted to any third parties prior to the date hereof with respect to the Korean Market upon expiration or termination thereof. A list of all distribution rights granted by FCE prior to the date hereof is set forth in Schedule C attached hereto. FCE further agrees that it will not sell the FCE Products in the Korean Market or to any third party (except as permitted in the Alliance Agreement) which, in its reasonable judgment after due inquiry, may have an intention to re-sell the same in the Korean Market.
2.3 POSCO Technology License. POSCO Power hereby grants to FCE a non-exclusive paid-up license to manufacture, use and sell POSCO Technology during the Term; provided, however, that the FCE Products incorporate POSCO Technology under all patents of all countries under which POSCO Power during the Term, has or may acquire, the right to grant such licenses, and provided, further, that any sublicensing or resale by FCE of POSCO Technology to any Korean Company shall be subject to POSCO Power’s sole discretion. The Parties agree that FCE may transfer the POSCO Technology to a third party (other than MTU) for the sole purpose of further developing and improving the FCE Technology, provided that any such development or improvement shall be transferred to POSCO Power and that the third party shall not use or commercialize the POSCO Technology in the Korean Market, without the prior written consent of POSCO Power, which consent shall be given at POSCO Power’s sole discretion.

2.4 License to POSCO Power Upon Expiration of the Term. Upon expiration of the Term, FCE hereby agrees to continue and extend the grant and license, on a non-exclusive basis, to POSCO Power of all rights set forth under Sections 2.1 and 2.2 of this Agreement, subject to the payment by POSCO Power to FCE of royalties to be mutually determined by the Parties upon such expiration through commercially reasonable good faith efforts; provided, that in the absence of an agreed royalty determination within the sixty (60) day period immediately following the initial request by either Party to determine the royalties, the parties will submit to binding determination in accordance with Section 4.5. Such determination shall take into account any compensation owed by FCE to third parties.
2.5 License to FCE Upon Expiration of the Term. Upon expiration of the Term, POSCO Power hereby agrees to continue granting to FCE on a non-exclusive basis all rights set forth under Section 2.3 of this Agreement, subject to the payment by FCE to POSCO Power of royalties to be mutually determined by the Parties upon such expiration through commercially reasonable good faith efforts, taking into consideration the contribution of each Party to the POSCO Technology; provided, that in the absence of an agreed royalty determination within the sixty (60) day period immediately following the initial request by either Party to determine the royalties, the parties will submit to binding determination in accordance with Section 4.5.
2.6 Use of “FCE” Trademarks. During the Term, FCE grants POSCO Power the right to use “FCE” marks, in connection with the labeling, advertising or sale of POSCO Products and POSCO Parts that POSCO Products and POSCO Parts made by it are “manufactured under license of FUELCELL ENERGY, INC., U.S.A.”, or any other similar statement, to the extent that such is, in fact, the case. In addition, FCE hereby grants to POSCO Power a non-exclusive fully paid-up license and right to use, consistent with the terms of this Agreement, any and all trademarks and trade names owned by FCE and subject to appropriate provisions concerning protection of trademarks and trade names, including quality control. Further, POSCO Power agrees to co-brand with FCE the DFC Power Plants that POSCO Power may sell hereunder, by adding to the trademarks or brands affixed by POSCO Power to those DFC Power Plants the phrase “powered by FuelCell Energy”, or in any other mutually agreeable wording or form.

2.7 Transfer of Technical Data. FCE hereby agrees to provide POSCO Power, technical data and other information relating to the FCE Know-How in accordance with the terms of the TTP. FCE hereby agrees that it will supply or cause to be supplied to POSCO Power and POSCO Affiliates, as applicable, free of any charges, except as indicated in the TTP, full up-to-date information, to the extent available in documented form and in use at FCE, to FCE Technology in a form ( e.g. , drawings, standard operating procedures, blueprints, written memoranda, training of employees or personal consultation) that will satisfactorily and expeditiously accomplish the transfer of FCE Know-How to POSCO Power. FCE will supply all such information in a reasonably usable form and in the English language. In the event that POSCO Power requests, in writing, that FCE supply such information in a technical form that differs from the technical form in which FCE has previously supplied or offered to supply it, then POSCO Power agrees to reimburse FCE the actual costs and expenses incurred by FCE; provided, however, that POSCO Power will not be required to pay the costs of obtaining any such information if it is already available to FCE in the form requested by POSCO Power. At its sole discretion, POSCO Power may transfer to POSCO Affiliates the technical data described in this Section, for the purpose, and subject to limitations, set forth in Section 2.1(a)(iii) above.
2.8 Regular Exchange of Technical Data. During the Term, the Parties shall exchange on a regular basis certain technical data in connection with the performance of this Agreement, in accordance with the terms of the TTP.
III. OWNERSHIP OF INTELLECTUAL PROPERTY
3.1 Ownership of FCE Technology. POSCO Power acknowledges that all FCE Technology in and relating to the FCE Products, whether developed by or for FCE prior to or after the Effective Date of this Agreement, is and shall remain the property of FCE or its third party licensors.
3.2 Ownership of POSCO Technology. All inventions, know-how, trade secrets, data or information made, invented, conceived, created or otherwise developed by POSCO Power and POSCO Affiliates, as applicable, and their employees, derived or resulting from the FCE Technology shall be considered POSCO Technology and shall be the sole property of POSCO Power or POSCO Affiliates, as applicable. For the avoidance of doubt, it is understood and agreed that nothing contained herein shall convey ownership to POSCO of any FCE Technology from which such POSCO Technology is derived.
3.3 Joint Development. All inventions, know-how, trade secrets, data or information which result from joint development by the Parties hereto shall be jointly owned by the Parties. The Parties hereby agree to cooperate in good faith in the filing of any and all patent applications in all jurisdictions.
IV. ROYALTIES
4.1 Royalty Payments.
(a) Annual Royalty. In consideration of the license of FCE Technology granted herein, POSCO Power agrees to pay to FCE an annual royalty of 4.1% of the Net Sales (the “Annual Royalty”) during the Initial Term, subject to the Minimum Annual Royalty (defined below) provision set forth in Section 4.2 below. The Annual Royalty payment shall be paid by POSCO Power as follows:
(i) in cash equal to 2.6% of the Net Sales; and

(ii) in shares of the capital stock (“NewCo Stock”) of NewCo equal to 1.5% of the Net Sales, up to 5% of the total outstanding capital stock of NewCo, in accordance with the valuation procedure set forth below; it being understood and agreed that, if the NewCo Stock received by FCE in the aggregate reaches 5% of the total outstanding capital stock of NewCo, POSCO Power may, at its sole and absolute discretion, choose to pay the amount exceeding 2.6% of the Net Sales in either cash or NewCo Stock, or any combination thereof; it being further understood and agreed that, in the event the initial public offering of the capital stock of NewCo is not completed by POSCO Power within 5 years from the Effective Date, upon a written request by FCE, any Annual Royalty payments for the subsequent years shall be made in cash, in lieu of the NewCo Stock payment.
(b) Valuation. The Parties agree that the valuation of NewCo shall be determined by an internationally recognized accounting firm jointly selected and paid for by the Parties (“Parties Accounting Firm”). The Parties further agree that the valuation shall: (x) be undertaken no more than one time per year; (y) take place during June of each year; and (z) be the basis for determining the royalty payment in shares of NewCo Stock for the applicable calendar year. If the Parties dispute the valuation as determined by the Parties’ Accounting Firm, then the disputing Party has the right at its own expense to retain another internationally recognized independent accounting firm; and in such event, the valuation of NewCo shall be the average of the two valuations; provided, however, that the average of the two valuations shall not exceed by more than * of the difference between the valuations determined by the Parties Accounting Firm and the independent accounting firm.
(c) Payment Date. The Annual Royalty payment shall be paid as follows:
(i) semi-annually and within forty-five (45) days of June 30 and December 31 of each year, in the case of cash royalty payments pursuant to Section 4.1(a)(i) or (ii) above; and
(ii) once a year and within sixty (60) days of December 31 of each year in the case of royalty payments in NewCo Stock pursuant to Section 4.1(a)(ii).
(d) The Parties acknowledge that although the royalty percentage set forth above in Section 4.1 shall be applicable, it may be difficult to ascertain the royalties in certain transactions. Such transactions may include, but are not limited to, transactions in which the POSCO Products and POSCO Parts are leased, loaned, bartered or exchanged for goods or services, transferred to a third party or any entity affiliated or closely associated with POSCO Power at a price other than market price or on terms other than in an arm’s length, or otherwise put into use by POSCO Power or POSCO Affiliates. The Parties shall use commercially reasonable good faith efforts to establish guidelines for determining the royalties for such transactions within sixty (60) days from the Effective Date, taking into consideration the principles of the Korean GAAP and U.S. GAAP and incorporating the principles of best accounting practices. If the Parties failed to agree as set forth herein, the Parties agree to abide by the procedures set forth in Section 4.5.

4.2 Minimum Annual Royalty. Beginning in 2009, POSCO Power shall pay to FCE the following minimum annual royalty (the “Minimum Annual Royalty”) for each of the following years, to the extent the Annual Royalty due and payable under Section 4.1(a) above at any given year is less than the Minimum Annual Royalty applicable for that year:

Year	Minimum Annual Royalty
2009	$	*
2010	$	*
2011	$	*
2012	$	*
2013	$	*
2014	$	*
2015	$	*
2016	$	*
The Parties agree that the Minimum Annual Royalty shall be paid within forty-five (45) days of December 31 of each year in which the Minimum Annual Royalty is due and payable; provided, however, the Parties agree that FCE shall forego a proportional amount of the Minimum Annual Royalty applicable for year 2009 in the event the completion of the POSCO Power Facility is delayed beyond the end of February, 2009; provided, further, that in no event shall the Minimum Annual Royalty for years 2010 through 2016 be less than shown above.
4.3 No Other Royalties, Payments, Etc. The Parties acknowledge and agree that, other than the Annual Royalty or the Minimum Annual Royalty, as applicable, and certain reasonable travel and related expenses to be reimbursed pursuant to the TTP, POSCO Power or any POSCO Affiliates shall not be liable for any fees, royalties, expenses or payments in connection with the license and distribution rights granted herein or the use by POSCO Power or POSCO Affiliates of the FCE Technology under this Agreement.
4.4 Royalty Report.
(a) Regular Reports. When rendering payment of the foregoing royalties, POSCO Power shall provide FCE with a written report showing the calculation of the royalty, the number of products to which the royalty is applicable. At its expense, FCE may, by its designated independent public accountants, audit the royalty amounts reported by POSCO Power no more than once a year. To the extent any sales are made by any POSCO Affiliates, POSCO Power agrees to furnish to FCE copies of relevant books and records of the POSCO Affiliates for the sole purpose of such audit by FCE.
(b) Final Report. POSCO Power shall deliver a written report to FCE within sixty (60) days of the termination or expiration of this Agreement, containing information relevant to the calculation of the royalties due under this Agreement; provided that such report shall include the Net Sales of POSCO Products or POSCO Parts that are sold and on order by POSCO Power on or prior to the date of termination or expiration and not previously reported to FCE, and such other information as may be necessary to determine the royalties due hereunder.

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

4.5 Royalty Determination Firm. The Parties agree that in case of any dispute with respect to the determination of royalty pursuant to Sections 2.4, 2.5, 4.1(d) and 9.6, any such determination shall be determined by an internationally recognized independent accounting firm jointly selected and paid for by the Parties (“Royalty Determination Firm”). If the Parties dispute the royalty amount determined by the Royalty Determination Firm, then the disputing Party has the right at its own expense to retain another internationally recognized independent accounting firm; and in such event, the determination of the royalty shall be the average of the two determinations, provided that, that the average of the two determinations shall not exceed by more than 10% of the difference between the royalty amount determined by the Royalty Determination Firm and the royalty amount determined by the independent determination firm.
V. SERVICE RESPONSIBILITY AND TRAINING
5.1 POSCO Power Service Responsibility. POSCO Power shall be responsible for providing preventive maintenance service on all POSCO Products for which BOP was manufactured in the United States by FCE and sold by POSCO Power in the Korean Market. In addition, POSCO Power shall be responsible for providing comprehensive maintenance services, including planned and unplanned maintenance services, for POSCO Products for which BOP was manufactured by POSCO Power in Korea. For the avoidance of doubt, the term “preventive maintenance” as used in this section shall consist of technical service, parts and consumables associated with preventative maintenance as specified in the maintenance manuals for the DFC Products published by FCE from time to time, or as required by FCE-issued service bulletins.
5.2 FCE Service Responsibility. FCE shall be responsible for 24-hour monitoring of all POSCO Products and FCE Products sold in Korea and for dispatching trained personnel to such sites in response to reports of problems with the operation of said POSCO Products and FCE Products which are covered either by the FCE factory warranty which is included with the equipment sale to the end use customer, or by a long term service contract. FCE shall not be responsible to perform maintenance services on the BOP portion of POSCO Products for which the BOP was manufactured by POSCO Power in Korea.
5.3 Long Term Service. FCE represents that it is the uniform global policy of FCE to require the purchaser of the FCE Product to also purchase a long term service contract. POSCO Power agrees that it will require the purchaser of the FCE Products to also purchase a long-term service contract. The commercial terms and conditions, including pricing, shall be negotiated by POSCO Power in consultation with FCE, using the LTSA as a guide. FCE further agrees that, beginning on the third anniversary from the Effective Date of this Agreement, and provided that POSCO Power (or NewCo if applicable) has met FCE’s requirements to become a factory certified service provider, which determination shall be made in good faith, it shall appoint POSCO Power as the sole provider of service support for all POSCO Products, POSCO Parts and FCE Products (excluding the Fuel Cell Stack Modules) in Korea and as a provider of service support for all POSCO Products and POSCO Parts in the Non-Exclusive Territory, it being understood and agreed that, any outstanding long-term service contract of FCE in the Korean Market shall be assigned to POSCO Power, to the extent such assignment is permitted pursuant to any such contract.

5.4 FCE Training. FCE agrees that for the three-year period from the Effective Date of this Agreement, it shall provide technical training in the on-site servicing of POSCO Parts and POSCO Products, including on-site and classroom training, pursuant to the TTP. The goal of such training is to enable POSCO Power to provide all services, with the exception of services related to the Fuel Cell Stack Module, beginning on the third anniversary of the Effective Date. FCE shall provide such on-site training to POSCO Power at no additional cost to POSCO Power, except for costs as indicated in the TTP. FCE shall not be responsible for providing training to POSCO Power personnel related to equipment not manufactured by FCE.
VI. GOVERNMENT REGULATIONS
6.1 POSCO Power Obligations. POSCO Power hereby agrees to comply with the U.S. Department of Commerce Export Administration Regulations concerning exportation and re-exportation of technical data (including computer software), direct products thereof or any components purchased hereunder to any countries or territories. POSCO Power hereby gives FCE the assurance required by the U.S. Department of Commerce Export Administration Regulations with respect to the U.S. origin technical information furnished by FCE hereunder and the direct product of such technical information.
6.2 FCE Obligations. FCE hereby agrees to comply with the U.S. Department of Commerce Export Administration Regulations concerning exportation and re-exportation of technical data (including computer software), direct products thereof or any components purchased hereunder to any countries or territories. FCE hereby gives POSCO Power the assurance required by the U.S. Department of Commerce Export Administration Regulations with respect to the U.S. origin technical information furnished by FCE hereunder and the direct product of such technical information.
VII. REPRESENTATIONS AND WARRANTIES
7.1 Representations and Warranties of FCE. FCE represents and warrants to POSCO Power that as of the date hereof and as of the Effective Date:
(i) It has all requisite right, power and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;
(ii) The execution, delivery and performance by FCE of this Agreement, and the consummation by FCE of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of FCE and no other corporate actions or proceedings on the part of FCE are necessary to authorize this Agreement and the transactions contemplated hereby. Assuming due authorization, execution and delivery of this Agreement by POSCO Power hereto, this Agreement constitutes a legal, valid and binding obligation of FCE enforceable against it in accordance with its terms;

(iii) The execution, delivery and performance by FCE of this Agreement, and the consummation by FCE of the transactions contemplated hereby do not (a) violate any Applicable Law; (b) violate or conflict with any contract or agreement to which FCE is a party, including, but not limited to, any agreement with Marubeni Corporation and the FCE-MTU BOP License, upon receipt of the MTU Consent and Marubeni Settlement; (c) violate any Governmental Order; (d) require the approval, consent or permission of any Governmental Authority having authority over FCE except for the DOE Approval; or (e) violate FCE’s organizational documents;
(iv) Neither FCE or any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of FCE or its Subsidiaries has, in the course of its actions for, or on behalf of, FCE or any of its Subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made or received any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to or from any foreign or domestic government official or employee;
(v) To FCE’s knowledge after due inquiry, POSCO Power’s contemplated use of the FCE Technology under this Agreement does not infringe any valid rights of any third party, including but not limited to patent rights, copyrights, trademarks or other intellectual property rights owned or controlled by third parties in any country; and
(vi) The FCE Technology furnished to POSCO Power and POSCO Affiliates pursuant to this Agreement will correspond to the FCE Technology used by FCE in the manufacture of FCE Products. If any FCE Technology provided hereunder does not meet this requirement and POSCO Power notifies FCE, FCE shall correct the discrepancy at its own expense, by furnishing corrected FCE Technology.
7.2 Representations and Warranties of POSCO Power. POSCO Power represents and warrants to FCE that as of the date hereof and as of the Effective Date:
(i) It has all requisite right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;
(ii) The execution, delivery and performance by POSCO Power of this Agreement, and the consummation by POSCO Power of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of POSCO Power and no other corporate actions or proceedings on the part of POSCO Power are necessary to authorize this Agreement, and the transactions contemplated hereby. Assuming due authorization, execution and delivery of this Agreement by FCE hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of POSCO Power enforceable against it in accordance with its terms;

(iii) The execution, delivery and performance by POSCO Power of this Agreement, and the consummation by POSCO Power of the transactions contemplated hereby, do not: (a) violate any Applicable Law; (b) violate or conflict with any Contract to which POSCO Power is a party; (c) violate any Governmental Order; (d) require the approval, consent or permission of any Governmental Authority having authority over POSCO Power except for the DOE Approval; or (e) violate POSCO Power’s organizational documents; and
(iv) Neither POSCO Power or any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of POSCO Power or its Subsidiaries has, in the course of its actions for, or on behalf of, POSCO Power or any of its Subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made or received any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to or from any foreign or domestic government official or employee; and
(v) All work to be performed by POSCO Power in its manufacture, assembly and test activities hereunder shall be performed in accordance with FCE’s drawings, manufacturing practices, instructions and quality plans as furnished by FCE.
VIII. TERM
8.1 Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue, unless earlier terminated in accordance with the provisions set forth herein or in any Transaction Agreement, for a period of ten (10) years from the Effective Date.
8.2 Extension. The Initial Term may be extended for additional terms (each, “Additional Term”, and, together with the Initial Term, the “Term”), each for a period of three (3) years, by mutual agreement; provided that the first Additional Term shall be on terms and conditions no less favorable than those set forth in this Agreement and the other Transaction Agreements, as applicable. Any Additional Term, other than the first Additional Term, shall be on terms mutually agreed upon by the Parties. This Agreement shall be extended only if the Alliance Agreement is extended for the same period.

IX. TERMINATION
9.1 Termination by Mutual Agreement. This Agreement may be terminated, without any further obligation or liability:
(i) by mutual written agreement of the Parties;
(ii) if the Parties failed to reach agreement under Section 2.7(c) of the Alliance Agreement; or
(iii) if the conditions set forth in Section 4.1(a), (b) and (f) of the Alliance Agreement have not been secured or obtained by April 7, 2007.
9.2 FCE Termination by Material Breach of POSCO Power.
(a) Notwithstanding anything to the contrary contained herein or in any other Transaction Agreements, in the event POSCO Power materially breaches any representation or warranty or materially fails to perform any obligation or undertaking to be performed by it under this Agreement or any other Transaction Agreements and such material breach or failure is not cured within sixty (60) days after notice from FCE specifying the nature of the breach, then, FCE shall have the right to terminate this Agreement after complying with the procedures set forth in Article XIV below.
(b) FCE Remedy. In the event that FCE terminates this Agreement pursuant to this Section 9.2(a):
(i) FCE may retain all POSCO Technology, including all copies and summaries thereof, furnished by POSCO Power prior to such termination;
(ii) FCE shall have a non-exclusive perpetual license and right to use the POSCO Technology to manufacture and sell the FCE Products, only to the extent that FCE Products incorporate POSCO Technology, under all patents of all countries under which POSCO Power or POSCO Affiliates, as applicable, during the Term, has or may acquire the right to grant such licenses, provided that any sublicensing or resale to any Korean Company by FCE shall be subject to POSCO Power’s consent in its sole discretion, and provided, further, that the foregoing license shall be subject to the payment by FCE to POSCO Power of royalties to be mutually determined by the Parties in a commercially reasonable good faith manner, it being understood and agreed that if the Parties are unable to reach agreement within sixty (60) days following the initial request of FCE, the royalties determined pursuant to Section 4.5 above shall be final and binding upon the Parties;
(iii) POSCO further agrees that POSCO shall, at the request of FCE, continue to supply POSCO Products and POSCO Parts to FCE, if such are in production, on terms and conditions to be mutually agreed upon by the Parties in good faith; and
(iv) POSCO Power, on its own behalf and on behalf of POSCO Affiliates, shall pay FCE all royalty amounts then due and owning hereunder and all reimbursement amounts then due and owing under the TTP.
The foregoing provisions of this Section 9.2 represent the sole and exclusive remedy of FCE in the event of a material breach by POSCO Power.

9.3 POSCO Power Termination by Material Breach of FCE.
(a) In the event FCE materially breaches any representation or warranty or materially fails to perform any obligation or undertaking to be performed by it under this Agreement and any other Transaction Agreements and such material breach or failure is not cured within sixty (60) days after notice from POSCO Power specifying the nature of the breach, then, POSCO Power shall have the right to terminate this Agreement after complying with the procedures set forth in Article XIV below (except as noted below in Section 9.3(b)(i)).
(b) POSCO Power Remedy. In the event that POSCO Power terminates this Agreement pursuant to Section 9.3(a) above:
(i) If the FCE Technology has not been fully transferred to POSCO Power, as scheduled in the TTP, at the time of termination: (A) FCE shall promptly and in a commercially reasonable manner transfer to POSCO Power all of the remaining FCE Technology, and further acknowledge and agree that POSCO Power shall be entitled to seek and obtain from FCE the specific performance of FCE’s obligations under this section in the U.S. District Court for the Southern District of New York, or in the event that court lacks jurisdiction, in any competent court in the State of New York, if FCE fails to transfer the FCE Technology to POSCO Power, as set forth in the TTP; and (B) FCE shall pay to POSCO Power actual damages in an amount not to exceed US * if, for whatever reason, the specific performance remedy set forth herein is not available to POSCO Power; or
(ii) If the FCE Technology has been fully transferred to POSCO Power, as scheduled in the TTP, at the time of termination: (A) POSCO Power may retain all FCE Technology, including all copies and summaries thereof, furnished by FCE prior to such termination; and (B) POSCO Power shall have a non-exclusive perpetual license and right in and of the FCE Technology to construct, assemble, manufacture, use, sell, import, maintain, service and/or repair the POSCO Parts and POSCO Products in the Korean Market and to sell, maintain, service and/or repair the POSCO Parts and POSCO Products in the Non-Exclusive Territory, subject to the payment by POSCO Power of royalties, as set forth in the MTU Consent; and
(iii) FCE further agrees that FCE shall, at the request of POSCO Power, continue to supply Fuel Cell Stack Modules on terms and conditions to be mutually agreed upon by the Parties in good faith.
The foregoing provisions of this Section 9.3 represent the sole and exclusive remedy of POSCO Power in the event of a material breach by FCE. For the purpose of Section 9.3(b)(i) above, the Parties hereto consent to the jurisdiction of such court in respect of any action or proceeding thereunder.
9.4 Return of FCE Technology. In the event this Agreement is terminated pursuant to Section 9.1 or Section 9.2 above, POSCO Power shall return to FCE all FCE Know-How, including all copies and summaries thereof, furnished by FCE prior to such termination and shall not be permitted to make any further use of such FCE Technology.

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

9.5 Return of POSCO Technology. In the event this Agreement is terminated pursuant to Section 9.1 or Section 9.4 above, FCE shall return to POSCO Power all POSCO Technology including all copies and summaries thereof, furnished by FCE prior to such termination and shall not be permitted to make any further use of such POSCO Technology.
9.6 Survival. Upon expiration or termination of this Agreement as provided herein, or by operation of law or otherwise, all rights granted and all obligations undertaken hereunder shall terminate forthwith except the following provisions:
(i) Upon expiration of the Term, Sections 2.4 (‘License to POSCO Power Upon Expiration of the Term’), 2.5 (‘License to FCE Upon Expiration of the Term,) and 4.4(c) (‘Royalty Determination Firm’) and Articles III (‘Ownership of Intellectual Property’), IX (‘Termination’), X (‘Indemnification’), XI (‘Confidential Information’), XII (‘Notices’) and XIII (‘Entire Agreement’).
(ii) Upon termination of this Agreement, Section 4.4(c) (‘Royalty Determination Firm’), Articles III (‘Ownership of Intellectual Property’), IX (‘Termination’), X (‘Indemnification’), XI (‘Confidential Information’), XII (‘Notices’) and XIII (‘Entire Agreement’) and the full TTP.
X. INDEMNIFICATION
10.1 POSCO Power Obligations. POSCO Power shall indemnify and hold harmless FCE and its affiliates, officers, directors, members, employees and agents, against any and all judgments, damages, liabilities, costs and losses of any kind (including reasonable attorneys’ and experts’ fees) (collectively, “Losses”) that arise out of or relate to (i) any breach by POSCO Power of its representations or warranties or covenants under this Agreement, (ii) any claim, action or proceeding that arises from defects caused by the manufacture by POSCO Power or POSCO Affiliates of POSCO Products or POSCO Parts, or (iii) any claim, action or proceeding that arises from defects caused by the servicing by POSCO Power or POSCO Affiliates of the FCE Products; provided, however, that FCE must promptly notify POSCO Power in writing of any such claim, action or proceeding (but the failure to do so shall not relieve POSCO Power of any liability hereunder except to the extent that POSCO Power has been materially prejudiced therefrom). POSCO Power may elect, by written notice to FCE within ten (10) days after receiving notice of such claim, action or proceeding to assume the defense thereof with counsel acceptable to FCE. If POSCO Power does not so elect to assume such defense or disputes its indemnity obligation with respect to such claim, action or proceeding, or if FCE reasonably believes that there are conflicts of interest between FCE and POSCO Power or that additional defenses are available to FCE with respect to such defense, then FCE shall retain its own counsel to defend such claim, action or proceeding, at POSCO Power’s defense. POSCO Power shall reimburse FCE for expenses as these are incurred under this Section. FCE shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, that FCE shall have no right to control the defense, consent to judgment or agree to settle any such claim, action or proceeding without the written consent of POSCO Power unless FCE waives its right to indemnity hereunder. POSCO Power, in the defense of any such claim, action or proceeding, except with the written consent of FCE, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to FCE of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of FCE.

10.2 FCE Obligations. FCE shall indemnify and hold harmless POSCO Power and its affiliates, officers, directors, members, employees and agents, against any and all judgments, damages, liabilities, costs and losses of any kind (including reasonable attorneys’ and experts’ fees) (collectively, “Losses”) that arise out of or relate to (i) any breach by FCE of its representations, warranties, covenants or agreements under this Agreement (it being understood and agreed that any indemnity with respect to the FCE Products shall be governed by a separate purchase order contract), (ii) any claim, action or proceeding that arises from or relates to the servicing by FCE of POSCO Products, POSCO Parts or FCE Products, (iii) any breach by FCE of its representations, warranties, covenants or agreements under the Marubeni Settlement or the MTU Consent or (iv) any claim, action or proceeding that arises from any licensor of FCE, including, without limitation, MTU, in or relating to the FCE Technology (it being understood and agreed that this obligation includes an obligation to take all necessary steps to ensure the continued use by POSCO Power of the FCE Technology, without interruption), provided, however, that POSCO Power must promptly notify FCE in writing of any such claim, action or proceeding (but the failure to do so shall not relieve FCE of any liability hereunder except to the extent that FCE has been materially prejudiced therefrom). FCE may elect, by written notice to POSCO Power within ten (10) days after receiving notice of such claim, action or proceeding to assume the defense thereof with counsel acceptable to POSCO Power. If FCE does not so elect to assume such defense or disputes is indemnity obligation with respect to such claim, action or proceeding, or if POSCO Power reasonably believes that there are conflicts of interest between FCE and POSCO Power or that additional defenses are available to POSCO Power with respect to such defense, then POSCO Power shall retain its own counsel to defend such claim, action or proceeding, at FCE’s defense. FCE shall reimburse POSCO Power for expenses as these are incurred under this Section. POSCO Power shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, that POSCO Power shall have no right to control the defense, consent to judgment or agree to settle any such claim, action or proceeding without the written consent of FCE unless POSCO Power waives its right to indemnity hereunder. FCE, in the defense of any such claim, action or proceeding, except with the written consent of POSCO Power, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to POSCO Power of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of POSCO Power.
10.3 Limitation of Damage. In no event, whether as a result of breach of contract, warranty, tort (including negligence), strict liability, indemnity, or otherwise, shall either Party or its subcontractors or suppliers be liable to the other Party for loss of profit or revenues, loss of use of the DFC Power Plant or any associated equipment, cost of capital, cost of substitute equipment, facilities, services or replacement power, downtime costs, claims of the indemnified Party’s customers for such damages, or for any special, consequential, incidental, indirect or exemplary damages.

XI. CONFIDENTIAL INFORMATION
11.1 POSCO Power Obligations. Subject to the exercise by POSCO Power of its rights in the FCE Technology under Article II, all written information marked “proprietary” or “confidential” (or if oral, subsequently reduced to a writing so marked and delivered to the receiving party within thirty (30) days of its oral disclosure) which FCE discloses to POSCO Power as a result of the provisions of this Agreement, whether contained in blueprints, drawings, written reports, letters or memoranda, process descriptions, operating procedures and other written data, shall be treated as confidential unless (a) such information shall have been in the possession POSCO Power prior to its receipt from the FCE, (b) such information is or becomes part of the public knowledge or literature through no fault of POSCO Power, or (c) such information shall otherwise become available to POSCO Power from a source other than FCE, said source not being violative of any obligation of secrecy with respect to such information. Information which is so considered to be confidential shall be held by POSCO Power for its sole benefit and used only in accordance with this Agreement; provided that POSCO Power may share proprietary or confidential information with POSCO Affiliates for the purpose set forth in Section 2.1(a)(iii) above; and, further provided, that POSCO Power shall cause POSCO Affiliates to restrict the use so as to be consistent with the terms of this Agreement and to restrict disclosure to its employees, on a need-to-know basis, of any confidential or proprietary information shared with POSCO Affiliates. POSCO Power shall use all reasonable efforts to prevent the use of all or any part of such confidential information belonging to FCE in any other connection or the transmission thereof to third parties unless and until it has first obtained the written consent of FCE specifically authorizing such use or transmission. The Parties understand that information may be provided which is subject to a confidentiality agreement with a third Party. The Parties agree that such information shall be held in confidence in accordance with the terms of the third Party confidentiality agreement. No Party shall be obligated to divulge third Party confidential information to the other Party. POSCO Power shall require, as a condition precedent to any agreement for any FCE Product or POSCO Product sale, lease, or other similar transaction, that the purchaser, lessor or customer for such transaction must agree to accept the terms of this paragraph, including the requirement for any subsequent purchaser to accept the terms of this paragraph. Any breach of the confidentiality provisions of this paragraph may be considered material breach of this agreement by the non-breaching party.
11.2 POSCO Affiliate. The Parties agree that each POSCO Affiliate shall enter into a confidentiality agreement with POSCO Power containing the terms that are substantially similar to the confidentiality provision set forth above.
11.3 FCE and POSCO Power Obligations. All obligations under this clause shall apply mutatis mutandis to the Parties.

XII. NOTICES
All notices pursuant to this Agreement shall be in writing and will be deemed to have been duly given if delivered personally or by internationally recognized courier service, or by facsimile to the parties at the addresses set forth below.
if to FCE, to:
FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, CT 06813
Facsimile: (203) 825-6079
Attention: Ben Toby
with copy to:
FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, CT 06813
Facsimile: (203) 825-6069
Attention: Ross Levine
if to POSCO Power, to:
POSCO Power
Dacom Building, 10 th Floor
706-1 Yeoksam-dong, Kangnam-gu
Seoul 135-987, Korea
Facsimile: 011-82-2-3457-1960
Attention: Taehyoung (TH) Kim
with copy to:
POSCO
POSCO Center
892 Daechi 4-Dong, Gangnam-Gu
Seoul, 135-777, Korea
Facsimile: 011-82-2-3457-1972
Attention: Bong-Han “Stephen” Kim, Esq
All notices under this Agreement that are addressed as provided in this Section (i) if delivered personally or by internationally recognized courier service, will be deemed given upon delivery or (ii) if delivered by facsimile, will be deemed given when confirmed. Either Party from time to time may change its address or designee for notification purposes by giving the other party notice of the new address or designee and the date upon which such change will become effective.

XIII. ENTIRE AGREEMENT
This Agreement, the Alliance Agreement and the Securities Purchase Agreement, including any Exhibits and Schedules attached hereto and thereto, and any other Transaction Agreements which are incorporated into this Agreement by this reference, constitute the full and complete statement of the agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. There are no representations, understandings or agreements relating to this Agreement that are not fully expressed in this Agreement other than those representations, understandings or agreements contained in the other Transaction Agreements. To the extent there is any inconsistency between this Agreement and any other Transaction Agreements, the provisions of this Agreement shall prevail.
XIV. APPLICABLE LAW AND ARBITRATION
14.1 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, U.S.A., without giving effect to any choice of law rules that may require the application of the laws of another jurisdiction.
14.2 Efforts to Resolve by Mutual Agreement. Any dispute, action, claim or controversy of any kind arising from or in connection with this Agreement or the relationship of the parties under this Agreement (the “Dispute”) whether based on contract, tort, common law, equity, statute, regulation, order or otherwise, shall be resolved as follows:
(i) Upon written request of either FCE or POSCO Power, the Parties shall meet and attempt to resolve any such Dispute. Such meetings may take place via teleconference or videoconference. The Parties shall meet as often as the Parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.
(ii) Formal proceedings for the resolution of a Dispute may not be commenced until the later of (i) the Parties concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or (ii) the expiration of a sixty (60) day period immediately following the initial request by either party to resolve the Dispute; provided, however, that this Section 14.2 will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief.

14.3 ICC Arbitration. If the parties are unable to resolve any Dispute pursuant Section 14.2 above and except as otherwise specified in Section 9.3(b)(i), the Dispute shall be finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (“ICC”) by three (3) arbitrators designated by the parties. Each party shall designate one arbitrator. The third arbitrator shall be designated by the two arbitrators designated by the parties. If either party fails to designate an arbitrator within thirty (30) days after the filing of the Dispute with the ICC, such arbitrator shall be appointed in the manner prescribed by the Rules. An arbitration proceeding hereunder shall be conducted in London, U.K., and shall be conducted in the English language. The decision or award of the arbitrators shall be in writing and is final and binding on both parties. The arbitration panel shall award the prevailing party its attorneys’ fees and costs, arbitration administrative fees, panel member fees and costs, and any other costs associated with the arbitration, the enforcement of any arbitration award and the costs and attorney’s fees involved in obtaining specific performance of an award; provided, however, that if the claims or defenses are granted in part and rejected in part, the arbitration panel shall proportionately allocate between the parties those arbitration expenses in accordance with the outcomes; provided, further, that the attorney’s fees and costs of enforcing a specific performance arbitral award shall always be paid by the non-enforcing party, unless the applicable action was determined to be without merit by final, non-appealable decision. The arbitration panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential and special damages (or as otherwise specified in this Agreement, including, without limitation, Section 10.3) be awarded. In the event of any conflict between the Rules and any provision of this Agreement, this Agreement shall govern.
14.4 Waiver of Jury Trial. The parties hereto hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any and all right to trial by jury in any legal proceeding arising out of or relating to Section 9.3(b)(i).
XV. MISCELLANEOUS
15.1 Amendment. This Agreement may not be modified or amended except by a writing duly signed by the authorized representatives of both Parties.
15.2Severability. In the event any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, said provision(s) shall be deemed severed and deleted here from and the validity, legality and/or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
15.3 Government Information. Nothing in this Agreement shall authorize the disclosure of, or access to, classified or restricted information, material or know-how of the Government of the United States of America to persons not authorized or licensed to disclose or receive such classified or restricted information.
15.4 Independent Contractors. The Parties are independent contractors, and nothing contained in this Agreement shall be construed as (a) giving either Party the power to direct and control the day-to-day activities of the other, (b) constituting either Party as a partner, a joint venture, a co-owner or a fiduciary of the other or (c) creating any other form of legal association that would impose liability on one Party for the act or failure to act of the other or as providing either Party with the right, power or authority (express or implied) to create any duty or obligation of the other.

15.5 Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may, nor will it have the power to, assign this Agreement, or any part hereof, without the prior written consent of the other Party, and any such unauthorized assignment shall be null and void, except that the Parties acknowledge and agree that POSCO Power may, without the consent of FCE and without assuming any obligations set forth in this Agreement and the other Transaction Agreements, assign its rights and obligations to NewCo. In the event of any other assignment of this Agreement by either Party, the assignee shall assume, in writing (in form and substance reasonably satisfactory to the other party), the rights and obligations of the assigning Party under this Agreement.
15.6 No Third Party Beneficiary. Except as expressly contemplated herein, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and nothing in this Agreement is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.
15.7 Headings. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.
15.8 Right to Injunction; Specific Performance. The Parties further acknowledge and agree that POSCO Power will suffer irreparable harm, which is not compensable by monetary damage in the event the FCE Technology has not been fully transferred to POSCO Power at the time of the termination of this Agreement due to a material breach by FCE hereunder. Accordingly, the Parties agree that POSCO Power shall be entitled to an injunction or injunctions to enforce specifically the transfer of the FCE Technology to POSCO Power in accordance with Section 9.3(b)(i) above.
15.9 Force Majeure. Neither party shall be liable to the other for a failure to perform any of its obligations under this Agreement, except for payment obligations under this Agreement, during any period in which such performance is delayed due to a Force Majeure, and if such party notifies the other of the delay; provided, however, that in the event a period of Force Majeure restricts a party’s performance for greater than 120 days, the non-restricted party may terminate this Agreement without further cause and without liability for such termination. The date of delivery shall be extended for a period equal to the period of a delay due to Force Majeure, in addition to any additional time as may be reasonably necessary to overcome the effect of such excusable delay; provided, further, that the party seeking relief under this Section 15.9 shall promptly notify the other of the Force Majeure event, the anticipated resolution of such event, the actual resolution of such event and the actual impact on its obligations hereunder.
15.10 Marubeni; MTU. FCE hereby acknowledges and agrees to comply with the terms and conditions of the MTU Consent and the Marubeni Settlement to the extent that the failure to comply with such terms and conditions will adversely affect the rights of POSCO Power to which it is entitled under this Agreement and the other Transaction Agreements. POSCO Power hereby acknowledges and agrees to comply with the terms and conditions of the letter agreement to be entered into with Marubeni Corporation in connection with the Marubeni Settlement to the extent that the failure to comply with such terms and conditions will adversely affect the rights of FCE to which it is entitled under this Agreement and the other Transaction Agreements.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in a manner binding upon them by their duly authorized officers as of the date first above written.

FUELCELL ENERGY, INC.

By:	/s/ Robert Daniel Brdar

	Name:	Robert Daniel Brdar
	Title:	President, CEO and Chairman

POSCO POWER

By:	/s/ Seung-Woo Lee

	Name:	Seung-Woo Lee
	Title:	President & CEO
Technology Transfer, License and Distribution Agreement

EXHIBIT A
TECHNOLOGY TRANSFER PROGRAM
THIS TECHNOLOGY TRANSFER PROGRAM (“TTP”) is made and entered into this 11th day of July, 2007, to be effective as of July 11, 2007, by and between FUELCELL ENERGY, INC., a Delaware corporation having a place of business at 3 Great Pasture Rd., Danbury, CT 06813, U.S.A. (“FCE”) and POSCO Power, a Korean corporation having a place of business at Dacom Building 10th Fl., 706-1 Yeoksam-dong, Kangnam-gu, Seoul 135-987, Korea (“POSCO Power”).
This TTP is made and entered into by the Parties pursuant to Section 4.1(d) of the Alliance Agreement dated February 7, 2007 (the “Alliance Agreement”) and is made part of the Technology Transfer, Licensing and Distribution Agreement dated February 7, 2007 (the “TTA”). Capitalized terms used herein, but not defined herein, shall have the meanings given to them in the TTA or the Alliance Agreement, as applicable.
The purpose of this TTP is to describe the transfer by FCE to POSCO Power of the FCE Technology which shall have the meaning set forth in the Technology Transfer Agreement.
Section 1. Technology to be transferred by TTP
FCE shall transfer the following technologies, know-how and information to POSCO Power and POSCO Affiliates in accordance with the schedule set forth in Section 3 of this TTP:
1.1	Technology to be Transferred in Phase 1
FCE shall transfer to POSCO Power the technology, information, and know-how described in the this section relating to POSCO Power/POSCO Affiliate’s Phase 1 activities.
1.1.1	Detailed design of BOP and module interfaces with respect to marketing and service, including:
a.	Equipment Documentation (manuals, etc)

b.	Product Specifications

c.	Product Application Guides

d.	Power plant Manuals — Installation, Maintenance, Operation

e.	Training Materials

f.	Process & Instrumentation Diagrams (“P&IDs”)

g.	Instrument Lists

h.	Top Level Control Logic

i.	Electrical Drawings

j.	Detailed General Arrangement Drawings

k.	Equipment Lists

l.	Heat and material balance data

m.	FCE’s current BOP vendors list including target cost level under FCE’s cost-out program

n.	Software architecture description
1.1.2	Mechanical design detail, routing detail, piping isometrics, and related information necessary for fabrication of BOP for FCE’s existing DFC Products, including:
a.	P&ID’s

b.	Instrument Lists

c.	Detailed Electrical Drawings, including routing

d.	Detailed General Arrangement Drawings

e.	Equipment Specifications

f.	Equipment Layout Drawings

g.	Piping Isometrics

h.	QC Procedures
1.1.3
Second-level of BOP design information, as listed below. The information described in this section will be provided by FCE to POSCO Power/POSCO Affiliate after it is assembled into a single document by FCE, but not later than the conclusion of the Phase 1 activities.

a.	Power plant design basis used by FCE to design the current DFC Products: this includes assumptions about ambient conditions, fuel compositions, and module performance characteristics.

b.	Heat/Mass balance calculations used in FCE power plant design.

c.
Stack Module Application Information: a summary of the requirements which the BOP must meet for proper operation of a stack module, such as: heat-up and cool down rates and module heat up characteristics (heat capacity); pressure limitations; required gas compositions; required flows and flow rate limitations; startup procedures; module mechanical interfaces; module electrical interfaces; module instrument interfaces; module handling approaches and limitations; module performance characteristics of voltage versus current; performance decay; and pressure drop versus flow characteristics.

d.	Detailed software list and source codes, which are owned by FCE, and which are applicable to FCE Products.
1.1.4	Other information and know-how to achieve the objectives of Phase 1 may be made available by FCE to POSCO Power, if needed, under the mutual agreement between two parties.

1.2	Technology to be Transferred in Phase 2
FCE shall transfer to POSCO Power/POSCO Affiliate the technology, information, and know-how described in this section during Phase 2. The technology transfer in this phase shall relate to:
a.	the BOP mechanical and electrical design basis

b.	FCE’s product development process (PDP)

c.	heat and mass balance modeling assumptions, for the purpose of supporting POSCO Power/POSCO Affiliate in the development of capability to independently model the DFC system

d.	the product certification approach used by FCE in the design of the DFC Products.
1.3	Technology to be Transferred in Phase 3
FCE shall transfer to POSCO Power/POSCO Affiliate the technology, information, and know-how described in this section during Phase 3. The technology transfer in this phase shall relate to:
a.	manufacturing BOP of the next-generation FCE products such as future improvements and enhancements.
Other information and know-how shall be made available by FCE to POSCO Power, if needed, under the mutual agreement between two parties.
Section 2. Method for the Technology Transfer
2.1	Personnel
Each of FCE and POSCO Power/POSCO Affiliate will appoint a dedicated Program Manager to serve as the primary point of interface between POSCO Power/POSCO Affiliate and FCE. FCE will also support the program with management and expertise gathered from its engineering department and related departments, on an as-needed basis.
2.2	Mechanism for the Transfer of Technology
Information will be transferred initially in CD format, and on a continuing basis using a web-based portal. FCE will notify POSCO Power as soon as practicable when any changes to the information have been made by FCE, and will post such modified information on the web portal for downloading by POSCO Power/POSCO Affiliate.
A procedure for managing changes to the design of the BOP shall be implemented and maintained by both parties mutually.

2.3	Training
2.3.1	Standard Training Classes
FCE shall make available to POSCO Power/POSCO Affiliate the training classes described in Attachment 8. The Parties agree that POSCO Power/POSCO Affiliate may have the discretion to select the classes, the size of each class, and the time and frequency of the selected classes, provided that POSCO Power/POSCO Affiliate provides a reasonable advance notice to FCE. POSCO Power/POSCO Affiliate agrees to pay for certain classes, as set forth in Attachment 8.
2.3.2	Training in FCE Engineering Procedures
In addition to the training described in Attachment 8, FCE will offer to POSCO Power/POSCO Affiliate training in engineering procedures as outlined below. Training under this section will be provided without additional charge to POSCO Power/POSCO Affiliate.
a.	engineering change process;

b.	engineering coordination memo system;

c.	SmartPlant Review software to enable viewing the MBOP model;

d.	standard FCE factory test procedures;

e.	power plant testing and certification procedures;

f.	applications engineering.
2.3.3	Co-Work and On-the-Job Training(“OJT”)
POSCO Power/POSCO Affiliate may obtain the FCE Technology through co-work and OJT on an as-needed basis by mutual agreement. This training will take place on a continuous basis, at FCE’s facilities in the U.S., at POSCO Power/POSCO Affiliate’s facilities in Korea, and via remote communications.
2.4	Meetings
2.4.1	Regular Meetings
Regular meetings will take place as outlined in Attachment 2. POSCO Power/POSCO Affiliate and FCE will implement a schedule for further regular meetings after end of the schedule of Attachment 2 on mutual agreement. Following is a brief description of the various types of meetings which shall be scheduled:
a.
Program Reviews are conducted to ensure that design milestones have been met in accordance with the requirements outlined in the Product Development Process (PDP), prior to proceeding to the next stage. FCE will transfer detailed procedures outlining the entire PDP, including the protocol for Program Reviews.

b.
Product Design Reviews are technical reviews of various types, including conceptual, preliminary and detailed; and also including layout, maintenance and accessibility, subsystems performance, safety, etc.

c.
Facility Design Reviews are technical reviews of manufacturing facilities, and they are conducted to ensure best practices in manufacturing are captured prior to commencing construction activities. FCE proposes both preliminary and final Facility Design Reviews during Phase 1.

d.
Hazardous Operations Reviews (“Haz Ops”) are studies of the hazardous operation of the power plant conducted by cross-functional teams, conducted to ensure safety of operation. FCE will make available training in the methodology for conducting the Haz Op.

2.4.2	Ad Hoc Meetings
Ad Hoc meetings beside above regular meetings will take place on an as-needed basis by mutual agreement.
Section 3. Schedule
Technology Transfer listed in Section 1.1 shall commence in March 2007 and shall be completed by February 2008. Technology Transfer listed in Sections 1.2 and 1.3 shall be made in accordance with the schedule set forth in Sections 2.3 and 3.3 of Exhibit “A”, respectively. If any update or modification for FCE Products is made after commencement of the technology transfer, such update or modification shall be notified and transferred to POSCO Power/POSCO Affiliate as soon as practicable within first four weeks from such update and modification is made.
Web-based portal shall be open and available for access by POSCO Power/POSCO affiliate in March 2007. POSCO Power/POSCO Affiliate may download documents and drawings of FCE Technology and coordinate with FCE engineering person at this web-based portal.
Necessary training and personnel dispatch shall be performed on an as-needed basis by mutual agreement.
Section 4. Costs
FCE shall use commercially reasonable efforts to make available technical consultation and assistance in connection with POSCO Power/POSCO Affiliate’s activities under this TTP without additional charge, provided, however, that FCE shall not be obligated to provide such assistance in excess of 500 man-days per year in year 1 and year 2; 300 man-days per year in subsequent years for the duration of the TTP; or a total of six man-years in aggregate for the duration of the TTP. Additional man-days beyond the amounts listed above, may be provided by FCE subject to availability of personnel. Payments from POSCO Power to FCE for additional man-days, if any, shall be based upon mutually agreeable terms and conditions. For the purposes of this section, a “man-day” shall be defined as eight (8) working hours, and a “man-year” shall be defined as 1,920 working hours.

Reporting. At the end of each month, FCE shall provide monthly reports to POSCO Power, stating the number of man-days consumed, and the number of man-days remaining, in the applicable calendar year. Additionally, FCE shall provide on a quarterly basis (at the end of January, April, July and October) a Work Progress Summary outlining activities and deliverables completed or ongoing from the prior reporting period. POSCO Power shall return to FCE by fax or email within 10 business days, a signed acknowledgement copy of the quarterly Work Progress Summary.
Documented travel and living expenses for FCE personnel during visits to POSCO Power/POSCO Affiliate facilities in Korea or other locations, when carried out pursuant to this TTP or at the request of POSCO Power or POSCO Affiliate, shall be borne by POSCO Power or POSCO Affiliate, or if paid by FCE, shall be reimbursed to FCE. The payment standard for traveling expenses by FCE’s supervisors is provided as Attachment 7 to this TTP. POSCO Power or POSCO Affiliate agrees to provide updates to FCE whenever the payment standard for traveling expenses is changed. Invoices from FCE to POSCO Power/POSCO Affiliates shall issued to POSCON, at 606 Ho-dong Nam-gu, Pohang, Kyungbuk 790-719, Korea, attention Mr. Young-Gil Kwon.
Section 5. Obligation to Exercise Best Good Faith Efforts
Consistent with the objectives of the Alliance Agreement, the Parties shall use the best good faith efforts to cooperate with each other to effectuate the transactions contemplated by the Transaction Agreements and this TTP.
Section 6. Action Plans for Technology Transfer Program
Detailed action plans for this TTP is attached hereto an Exhibit “A” and made part hereof.
Both parties hereto acknowledge that the foregoing Sections accurately represents the understanding and agreement of the parties regarding technology transfer by FCE to POSCO Power/POSCO Affiliates.
Dated: July 11, 2007

Fuel Cell Energy, Inc.	POSCO Power

/s/ R. Daniel Brdar	/s/ S. W. Lee
By: R. Daniel Brdar	By: S. W. Lee

List of Exhibits and Attachments
LIST OF EXHIBITS

Exhibit “A”	Action Plans for Technology Transfer Program

LIST OF ATTACHMENTS

Attachment 1:	Facility Requirements
Attachment 2:	Schedule for Technology Transfer in Phase 1
Attachment 3:	Product Development Schedule in Phase 1
Attachment 4:	Division of Scope and Responsibility in Phase 2
Attachment 5:	Example of Program Schedule for Phase 2
Attachment 6:	Representative Schedule for Design and Construction of Manufacturing Facility
Attachment 7:	Payment Standard for Traveling Expenses by FCE’s Supervisors
Attachment 8:	FCE Training Courses

EXHIBIT “A”
ACTION PLAN
FOR TECHNOLOGY TRANSFER PROGRAM
The purpose of this Action Plan for Technology Transfer Program (the “Action Plan”) is to describe general understanding and background relating to the technology transfer by FCE to POSCO Power/POSCO Affiliate and to set forth a detail action plan and an outline of the timing for the technology transfer.
This Action Plan is organized into three phases, corresponding to discrete product development activities to be undertaken by POSCO Power/POSCO Affiliate in the early years of FCE and POSCO Power’s 10-year TTA. The process will begin with initial transfer of technical information, and training of POSCO Power/POSCO Affiliate personnel, relating to the manufacture of the current generation BOP to FCE’s design. Upon achieving certain product development milestones as described herein, and reaching a sufficient level of familiarity with FCE’s design and technology, POSCO Power/POSCO Affiliate and FCE anticipate in Phase 2 the co-development of BOP for one of FCE’s next-generation DFC products. Finally, in Phase 3, POSCO Power/POSCO Affiliate will develop BOP for a future generation DFC product.
The product development activity will be centered around the licensed technology as defined in the TTA. Within the limits of the licensed technology as defined in the TTA, POSCO Power will determine which product best meets the market demands in the territory including Korea. FCE will follow POSCO Power’s recommendations, and structure of this Action Plan accordingly.
Section 1. Phase 1
1.2 Description & Scope
The focus of this phase is BOP fabrication in Korea, with locally sourced BOP or FCE’s current BOP components manufactured to FCE’s existing designs for the DFC products.
It is anticipated that the first product manufactured by POSCO Power/POSCO Affiliate will be the DFC300MA. However POSCO Power may elect to manufacture the DFC1500MA or the DFC3000 at POSCO Power’s sole discretion based on the outcome of their market study activity.
The first article DFC BOP manufactured by POSCO Power/POSCO Affiliate in Phase 1 is to be tested at a test facility, not a customer site, in Korea.

1.2.1 During this phase, FCE agrees to do the followings:
(i) to make available technology, information, and know-how relating to:
Fabrication of the BOP for POSCO Products in a modified but existing POSCO Power/POSCO Affiliate facility, using the existing design of FCE;
Pre-shipment performance testing and quality evaluations for demonstrating achievement of contract requirements and safety standards; and
Installation and commissioning of power plants at end customers’ facilities.
(ii) to transfer know-how relating to comprehensive operation and maintenance service support to end use customers. For power plants sold to customers during years 1 to 3, FCE will undertake this responsibility, using FCE personnel stationed in Korea, or other arrangement as may be mutually agreed between FCE and POSCO Power. The commercial terms and program approach for service activities described in this paragraph are as outlined in the TTA.
(iii) to purchase EBOP and MBOP manufactured by POSCO Power/POSCO Affiliate during Phase 1 for sale to FCE’s customers in North America; provided that FCE’s cost targets, commercial performance levels, and quality standards are met, which shall be communicated to POSCO Power/POSCO Affiliate in advance. The determination whether to procure BOP from POSCO Power/POSCO Affiliate for sale to FCE’s customers shall be made at the sole discretion of FCE.
(iv) to assist POSCO Power/POSCO Affiliate regarding procurement of BOP components from FCE vendors until such time as POSCO Power/POSCO Affiliate’s vendor network is developed. FCE shall use commercially reasonable efforts to supply BOP components from FCE’s vendors to POSCO Power/POSCO Affiliate with favorable conditions.
1.2.2 During this phase, POSCO Power/POSCO Affiliate agree to do the followings:
(i) to design and manufacture EBOP units to FCE’s performance specifications and cost targets.
(ii) to translate into Korean and otherwise adapt FCE’s DFC user interface for suitable application in the Korean market. The primary responsibility for this work shall belong to POSCO Power/POSCO Affiliate, but FCE agrees to provide technical support and respond to questions from POSCO Power/POSCO Affiliate that arise during the process of adapting and designing the user interface.

(iii) to begin the efforts to purchase BOP components from local vendors, following FCE’s designs and specifications.
(iv) not to contact FCE’s sub-vendors directly without FCE’s approval.
1.3 Technology to be Transferred in Phase 1
FCE shall transfer to POSCO Power the technology, information, and know-how described in Section 1.1 of the TTP.
Additionally, the capabilities and requirements for the fabrication facility to be constructed by POSCO Power/POSCO Affiliate in Phase 1 are provided in Attachment 1.
1.4 Schedule for Phase 1
It is anticipated during Phase 1 POSCO Power/POSCO Affiliate shall construct the BOP manufacturing facility in Korea, and shall complete a successful test of a first article power plant with an MBOP fabricated by POSCO Power/POSCO Affiliate in Korea.
POSCO Power/POSCO Affiliate’s product development plan calls for, and FCE agrees to support with technology transfer as described herein: the construction of a manufacturing facility to manufacture BOP in Korea by October 2008; the manufacture and shipment of the first commercial BOP for DFC300MA to a customer in Korea in January 2009; and the manufacture and shipment of the first commercial BOP for MW-class DFC Products in late 2009.
To support this schedule under Phase 1, FCE and POSCO Power/POSCO Affiliate will work together, and FCE agrees to make available technology to POSCO Power/POSCO Affiliate, according to the detailed schedule shown on the table provided in Attachment 2. Attachment 3 provides another view of the schedule for Phase 1. FCE and POSCO Power/POSCO Affiliate acknowledge that the schedules are preliminary in nature, based on information available at this time, and are subject to change.
Section 2. Phase 2
2.1 Description & Scope
In this phase, POSCO Power/POSCO Affiliate and FCE will jointly develop the next-generation BOP for one of the DFC products, either sub-MW or MW-class, as determined jointly by FCE and POSCO Power/POSCO Affiliate. Technology, information, and know-how related to the BOP for DFC products which are actively being developed under this phase, as well as those which are not actively being developed will be made available as set forth below. Considering resource constraints of both parties and market demands, FCE and POSCO Power/POSCO Affiliate shall determine the scope of their co-development efforts by mutual agreement.

This phase work will be aimed at the co-development of a new BOP design which is intended to meet or exceed the FCE cost, performance and quality targets for the next generation of DFC products.
2.1.1. During this phase, FCE agrees to do the followings:
(i) to purchase BOP manufactured by POSCO Power/POSCO Affiliate during Phase 2 for sale to FCE’s customers in North America; provided that, FCE’s cost targets, commercial performance levels, and quality standards are met, which shall be communicated to POSCO Power/POSCO Affiliate in advance. The determination whether to procure BOP from POSCO Power/POSCO Affiliate for sale to FCE’s customers shall be made at the sole discretion of FCE.
2.1.2. During this phase, POSCO Power/POSCO Affiliate agree to do the followings:
(i) build the necessary expertise and capability to contribute to this effort during the preceding phase of work between the two companies.
A detailed breakdown showing the division of scope and responsibility between POSCO Power and FCE during this phase is provided in Attachment 4. The division of scope and responsibility between POSCO Power and FCE shall be changed, if needed, by mutual agreement.
2.2 Technology to be Transferred in Phase 2
FCE shall transfer to POSCO Power the technology, information, and know-how described in Section 1.2 of the TTP.
2.3 Schedule for Phase 2
Phase 2 is anticipated to begin as early as March 1 2008, and FCE agrees to support the achievement of such schedule as set forth herein. The actual commencement date for Phase 2 shall be determined by POSCO Power/POSCO Affiliate’s readiness to commence the Phase 2 activities. Additionally, in phase 2 FCE shall provide training regarding POSCO Power/POSCO Affiliate’s independently performing BOP system design starting in phase 3. Commencement of Phase 3 activity shall also be determined by the completion status of the Phase 2 training activity.
In order to support FCE’s resource planning efforts, POSCO Power/POSCO Affiliate and FCE will mutually agree on or before September 1, 2007, which product the parties shall jointly develop under Phase 2.

An example schedule showing key milestones under the Phase 2 development program is provided as Attachment 5.
Section 3. Phase 3
1 Description & Scope
In this phase, POSCO Power/POSCO Affiliate will receive technology transfer from FCE, including formal training as well as on-the-job training and co-work with FCE, concerning POSCO Power/POSCO Affiliate’s developing BOP for future generation DFC products substantially without the support of FCE. The product development focus in Phase 3 is anticipated to be MW-class products, in keeping with the current outlook for the Korean and other markets defined the Alliance Agreement.
3.1.1 During this phase, FCE agrees to do the followings:
(i) to purchase BOP manufactured by POSCO Power/POSCO Affiliate during Phase 2 for sale to FCE’s customers in North America; provided that, FCE’s cost targets, commercial performance levels, and quality standards are met, which shall be communicated to POSCO Power/POSCO Affiliate in advance. The determination whether to procure BOP from POSCO Power/POSCO Affiliate for sale to FCE’s customers shall be made at the sole discretion of FCE.
3.1.2 During Phase 2, POSCO Power/POSCO Affiliate agree to do the followings:
(i) to make an actual decision which product will be developed.
3.2 Technology to be Transferred in Phase 3
FCE shall transfer to POSCO Power the technology, information, and know-how described in Section 1.3 of the TTP.
3.3 Schedule for Phase 3
Phase 3 is anticipated to begin as early as possible, and FCE agrees to support the achievement of such schedule within commercially reasonable efforts. The actual commencement date for Phase 3 shall be determined by POSCO Power/POSCO Affiliate’s readiness to commence the Phase 3 activities. Additionally, completion of the first article test of the product developed under Phase 2 is to be expected prior to the commencement of Phase 3.

Section 4. Manufacturing Related Activities
FCE shall additionally make available technology, information, and know-how relating to factory design, to be used by POSCO Power/POSCO Affiliate in the construction of facilities for the manufacturing of BOP for POSCO Products. A representative schedule for design and construction of the BOP manufacturing facility is provided as Attachment 6.
Section 5. Reporting from POSCO Power to FCE
POSCO Power/POSCO Affiliates shall provide on a quarterly basis a Work Progress Summary outlining activities and deliverables completed or ongoing from the prior reporting period.

Attachment 1. Facility Requirements
(Capabilities & Requirements for Design and Manufacturing)

Area	Requirements:
Manufacturing	•	Square footage to support rate production
Facility	•	Indoor assembly area
	•	Separate fabrication / welding and assembly areas
	•	30T overhead crane with 20’ lift
	•	15T forklift
	•	3 phase 480V 60 Hz / 3 phase 400V 50 Hz for skid testing
	•	Natural gas available (low priority)
	•	Coil steel handling capability
	•	CNC shear / punch / brake
	•	Laser / plasma/water jet cutter
	•	Automated welding (orbital welder for pipe, robot for sheet / plate)
	•	CNC drilling (15-20’ horizontal bed for skid base drilling)
	•	Rolls (tank sides / large diameter pipe)
	•	Hydro / pneumatic testing (pipes / vessels)
	•	Machine shop capabilities
	•	Sand Blast / paint (liquid or powder coat)
	•	Inspection tooling
	•	I/C tools (4-20 loop calibrators, TC readouts, pressure calibrators)
	•	Electrical tools (megger, hi-pot set)
	•	Electrical Panel Shop
	•	Adequate storage facility for completed BOPs.

Capabilities	•	Certified welders (SMAW/GMAW) for structural and piping
Required for	•	Mechanics / Pipe fitters / Assemblers
BOP	•	Machinists / Toolmakers
Fabrication *	•	Sheet metal fabricators
	•	Wiremen / panel builders / electricians
	•	Instrument technicians (capable of performing full BOP testing)
	•	Insulators / Estimators
	•	Independent Quality Assurance department
	•	Purchasing
	•	Shipping and Receiving
	•	Painters
	•	Manufacturing / Project engineers
	•	Welding engineers (AWS familiarity)
•	Required within POSCO Power’s facility or through local contract vendors

Attachment 1. Facility Requirements (cont.)

Material	•	Metals experience (welding / fabrication): carbon steel, stainless steel, aluminum
Processing	•	Copper brazing experience (tubing)
	•	Wood crate fabrication for export shipping
	•	Shipping shrink wrap experience
	•	Close proximity to mills / steel distributors
	•	Close proximity to galvanizing facilities
	•	Segregated carbon steel and stainless steel work areas
	•	Willingness to handle (load) sorbent and catalyst media into vessels
	•	Insulation and jacketing experience (mineral wool, ceramic fiber, micro-porous silica)
	•	Decal (plant logos) application experience (or ability to source locally)
	•	Painting (carboline or equivalent)

Quality System	•	ISO 17025 Certified (covers test equipment calibration)
	•	Document Control
	•	Incoming Material Inspection
	•	Welder Certifications
	•	Non-conforming Material Handling Procedures
	•	Corrective & Preventive Action Procedures
	•	Supplier Qualification Procedures
	•	Manufacturing Procedures
	•	Quality Audit Process

Engineering /	•	Mechanical Engineers (ASME / DIN familiarity)
Design	•	Electrical Engineers (NEC familiarity, & utility interconnect knowledge)
	•	Structural Engineers (AISC familiarity)
	•	Piping Engineers (ASME familiarity)
	•	Chemical Engineer
	•	Instrument / Controls Engineer
	•	CAD Modeling / Drafting (mechanical / electrical Autocad, Integraph PDS and Smart Plant Review)
	•	Understanding of CSA FC-1 fuel cell safety standard and IEC 62283-3-1 fuel cell safety standard (in draft)
	•	Knowledge of ASME “U”, “PP” (code vessels, code piping)

Required	•	ANSI / CSA America FC1 — Standard for Fuel Cell Power Plants
Certifications	•	UL 1741 — 2007 — Standard for Power Conversion Systems
(Powerplant)	•	California Rule 21 — Utility Interconnection Standard for California
	•	CARB 07 — Standard for Distributed Generation Unit Emissions (CCR 94200-94214) for
Operation on Natural Gas in the State of California

Applicable Codes and Standards	•	IEEE 1574-2003 — Standard for Interconecting Distributed Resources with Electric Power Systems
	•	IEEE 1547.1 — 2005 — Standard for Conformance Test Procedures for Equipment Interconnecting Distributed Resources with Electric Power Systems.
	•	NFPA 70 — 2005 — National Electric Code
	•	NFPA 853 — 2003 — Standard for Installation of Fuel Cell Power Plants
	•	ASME piping and vessel codes, as applicable per process conditions
	•	OSHA General Industry Standards — 29 CFR Part 1910

Attachment 2. Schedule for Technology Transfer in Phase 1

Start	End	Where	Action
9 March 2007	Upon completion of document transfer	Remote	Entire MBOP Fabrication Documentation Transferred for DFC300, DFC1500 & DFC3000

12 March 2007	One week	FCE	Kick-off training program: orientation for how to use different types of information provided; how to use the web portal etc.

9 March 2007	End of Phase 1	Remote	Engineering Coordination Memo web-based portal open

12 March 2007	End of 1st Article Test (est. 29 Feb 08)	Remote	Weekly Conference Call coordination meetings

16 April 07 14 May 07 18 June 07	Estimated duration 3 to 5 days	POSCO Power or FCE	Monthly Coordination Meetings

30 April 07	Estimated duration 2 to 3 days	FCE	POSCO Power/POSCO Affiliate’s Existing Fabrication Facility Modification & Process Design Review

2 July 07	Estimated duration 2 to 3 days	FCE	POSCO Power/POSCO Affiliate’s New Fabrication Facility & Process Preliminary Design Review

15 Oct 07 12 Nov 07 10 Dec 07	Estimated duration 2 to 3 days	POSCO Power or FCE	Monthly Coordination Meetings

22 Oct 07	Estimated duration 2 to 3 days	FCE	POSCO Power/POSCO Affiliate New Fabrication Facility & Process Final Design Review

7 Jan 08	Estimated duration 5 days	POSCO Power	FCE Assist POSCO Power/POSCO Affiliate with MBOP First Article Factory Test

14 Jan 08	1 Feb 08	POSCO Power	FCE Assist POSCO Power/POSCO Affiliate with MBOP/EBOP/FC Module Integration

4 Feb 08	29 Feb 08	POSCO Power	First Article Test: FCE Engineering and Field Service Support of 1st Article Test

Attachment 3. Product Development Schedule in Phase 1

Attachment 4. Division of Scope and Responsibility in Phase 2

			FCE w/	POSCO
			POSCO	Power w/
		POSCO	Power	FCE
Task	FCE	Power	Support	Support
Generate / Maintain Program Schedule			X
Develop Power Plant Specification & Design Guidelines			X
Module Design & Development	X
Electrical Balance of Plant Specification	X
Electrical Balance of Plant Sourcing				X
Configuration Control			X
Power Plant Process Design & Development	X
MBOP Design & Development
General Design Specifications			X
CAD Modeling / Drafting				X
Component Specifications	X
Development / Qualification of Global Suppliers & Creation of Source Control Documents				X
Material Procurement		X
Mechanical Layout & Piping Arrangement				X
Pipe & Structural Stress Analysis		X
Electrical Design / Layout				X
Area Classification			X
Safety Audit			X
Control Platform and Software	X
Installation, Maintenance & Operator’s Manuals			X
Installation & Site Layout Drawings			X
Korean Translation of Documentation		X
Manufacturing		X
Manufacturing and Supplier Quality				X
Certification to applicable Korean Standards				X
Certification to CARB emissions standard			X
Certification to CSA fuel cell standard			X
Maintenance of CSA Certification	X	X
Design Validation Testing			X

Attachment 5. Example of Program Schedule for Phase 2
(C* = stack module conditioning and test)

Attachment 6.
Representative Schedule for Design and Construction of Manufacturing Facility

Attachment 7
Payment Standard for Traveling Expenses by FCE’s Supervisors
1. SCOPE
The present standard shall apply to the standard for traveling expenses by officers or employees of FuelCell Energy, Inc. (“FCE”) for the purposes of transfer of fuel cell BOP technology or construction of manufacturing plant in Korea at POSCO Power or POSCO Affiliate’s request.
2. PAYMENT STANDARD
1)	Transportation, food, and lodging expenses shall be paid for the traveling personnel except for the amount corresponding to purposes other than the affairs involving POSCO Power or POSCO Affiliate.

2)
Transportation expenses shall mean airfare in principle, but in the event no airlines in Korea or other reasons not permitting air travel exist, railroad, automobile, or passage fare will be paid for the traveling personnel.

3)	The standard payment rate for transportation expenses shall follow Schedule A.

4)
Traveling personnel’s food and lodging expenses shall be paid by the number of days spent for the business trip in case of food expenses and the number of days requiring lodging in case of lodging expenses in accordance with Schedule B. In the case of business trip by air travel, however, lodging and food expenses shall be paid only in the cases requiring lodging due to events beyond one’s control.

5)
Food and lodging expenses as specified in Schedule B shall be paid as much as the actual expenses within the range specified in Schedule B. Receipts or proof of expenses must be produced for the reimbursement.

6)	Officers shall mean the employees whose title is Vice President or higher at FCE
Schedule A: Transportation Expenses
(Unit: U$)

Airfare
Item	Domestic	International	Railroad / Auto / Passage Fare
Officer	Business Class	Business Class	Actual Expense

Employee	Economy Class	Business Class
Note) 1) In the event that no reservation for the designated class above can be made, the designated class can be changed to higher or lower class.
Schedule B: Traveling Expenses
(Unit: U$)

Item	Food Expenses (Actual Expense)	Lodging (Actual Expenses)
Officer	Actual Expense	Actual Expense (Standard Room)

Employee	80	140
Note) Food and lodging expenses for the employees shall be paid as much as the actual expenses within the limit shown above (receipt or proof of expenses is required).

3. PAYMENT METHOD
1)
Transportation expenses and traveling expenses shall be calculated in units of one month in principle, and FCE shall bill POSCO Power or POSCO Affiliate for the expenses, accompanied by the proof thereof (original or copy).

2)
“POSCO Power or POSCO Affiliate” shall write up and send to FCE the statement of payment based on the bill sent by FCE and directly pay the corresponding amount in US dollars along with the statement of payment by applying the first basic rate of foreign exchange (USD) as of the date the bill is paid.

	Payment Date: 30 days within the date on the bill issued by FCE
‚	Payment Method: wire transfer to a bank account designated by FCE

Attachment 8. FCE Training Courses

Fuel Cell Seminar (Course #06-001)

Description:	This is a brief overview covering the theory and operation of FuelCell Energy’s Direct FuelCell (DFC) power plants.

Prerequisite:	None

Duration:	Half-day

Price:	Instructor’s travel and expenses. No charge if held at, or within a two-hour drive of FuelCell Energy, Danbury, CT.

Scheduling:	Anytime (restricted by instructor’s availability)

Target Audience:	Existing and potential customers; community groups and organizations

Training Location:	Customer site or FCE Danbury

Contents:	Fuel cell theory of operation; comparisons to other fuel cell types and generation methods; descriptions and comparisons of FCE products; benefits of distributed generation using fuel cells

First Responder (Course #06-002)

Description:	This is basic training covering routine plant maintenance and operation.

Prerequisite:	None

Duration:	Half-day

Price:	One session provided free for each new plant installation. Otherwise, $1500 flat rate (1 to 3 people) plus travel expenses (if applicable)

Scheduling:	Immediately following installation

Target Audience:	Customer employees working on site.

Class Size:	Minimum: 1 Maximum: 3

Training Location:	Customer Site

Contents:	Thorough walk-down of the plant; safety precautions; routine maintenance and operating procedures

FuelCell Technician Classroom Training (Course $06-101 (DFC300); #06-101 (DFC1500/3000)

Description:	This is classroom training on the DFC plant theory, systems details, operations and maintenance. This is a prerequisite for final certification as a FuelCell technician. It is also useful as stand-alone training for maintenance and operations supervisors. One course is offered for the DFC 300 plants, and one is offered for the megawatt (DFC 1500/3000) plants.

Prerequisite:	None

Duration:	4.5 Days

Price:	$2000 per student

Scheduling:	As scheduled, or by request as available.

Target Audience:	Operators, Maintenance Personnel, Supervisors

Class Size:	Minimum: 5 Maximum: 10

Training Location:	Customer Site (preferred) or FCE

Contents:	This course consists of three days covering the theory and operation of the fuel cell and its supporting systems, and one day of operations training. This course includes 4 written exams. Three exams cover plant systems; the fourth covers plant operations and maintenance safety topics unique to the fuel cell plant. An overall grade of 70% must be achieved to pass this course. All exams include multiple choice, true/false, matching, and short-answer questions.

Attachment 8. FCE Training Courses (cont.)

FuelCell Technician On-The-Job Training (OJT) (Course #06-102)

Description:	160 hours on-the-job training under the supervision of a field service team leader or supervisor. Each graduate of this training will be certified as a FuelCell technician, qualified to operate and maintain that power plant model, either sub-megawatt (DFC 300) or megawatt (DFC 1500/3000). This training does not certify the graduate to commission a new-installation fuel cell plant. Upon completion of this training, the technician is certified for one year. Re- certification will consist of on-line computer-based instruction and testing.

Prerequisite:	Classroom Training 06-101 Certification is required to be completed within 90 days of classroom training graduation.

Duration:	4 Weeks

Price:	$3000 per technician

Scheduling:	Arranged through FCE Customer Service.

Target Audience:	Operators and maintenance personnel

Training Location:	OJT is currently available in the California and Connecticut areas.

Contents:	Each technician is required to complete a qualification process that includes the execution (or simulation) of several plant operations and maintenance procedures, the demonstration of practical knowledge through oral testing, and at least 160 hours of OJT under the supervision of a field service team leader or supervisor.

FuelCell Technician Re-Certification (Module #06-103)

Description:	Re-certification extends the FuelCell Technician certification by one year and consists of on-line computer-based instruction focusing on significant changes to procedures, engineering changes, and lessons learned since the last certification period. Also, some re-testing is given on plant theory and operation. On-line study is self-paced and includes practice exams. Access is provided to the on-line re-certification exam when the technician is ready to take it.

Prerequisite:	No more than 90 days has lapsed since the expiration of certification.

Duration:	Self-Paced

Price:	$500 per trainee

Recommended Training Period:	Self-paced, beginning 10 to 30 days prior to certification expiration.

Target Audience:	Fuel Cell Technicians

Training Location:	Self Study and Local Testing Facility

Contents:	Procedure and Engineering Changes; Lessons Learned; Plant Theory and Operations

EXHIBIT B (FORM OF LTSA TO BE INSERTED WHEN AVAILABLE)

EXHIBIT C (FORM OF PURCHASE ORDER TO BE INSERTED WHEN AVAILABLE)

SCHEDULE A (POSCO Affiliates)
POSCO Affiliates shall include the following companies:
POSCON, a Korean corporation having a place of business at 606 Ho-dong Nam-gu, Pohang, Kyungbuk 790-719, Korea
POSMEC, a Korean corporation having a place of business at 322-4 Janghung-dong Nam-gu, Pohang, Kyungbuk 790-714, Korea
POSCO E&C, a Korean corporation having a place of business at 568-1 Goedong-dong Nam-gu, Pohang, Kyungbuk 790-704, Korea
POSTEEL, a Korean corporation having a place of business at 735-3 Posteel Tower Yeoksam-dong Gangnam-gu Seoul 135-080, Korea

SCHEDULE B (Non-Exclusive Territory)
The Non-Exclusive Territory shall include all countries and jurisdictions, except as noted below:
Western Europe
Andorra
Austria
Belgium
Cyprus
Denmark
Federal Republic of Germany
Finland
France
Great Britain and including, but not limited to
Northern Ireland CIS (Commonwealth of Independent States)
Greece
Greenland
Ireland
Iceland
Italy
Liechtenstein
Luxembourg
Malta
Monaco
Netherlands
Norway
Portugal
San Marino
Spain
Sweden
Switzerland
The Vatican State
Eastern Europe
Albania
Bulgaria
Czech Republic
Slovakia
Hungary
Poland
Romania
All states of the former USSR
Yugoslavia
Slovenia
Croatia

Asia
Japan
Middle East
Bahrain
Iran
Iraq
Israel
Jordan
Kuwait
Lebanon
Oman
Qatar
Saudi-Arabia
Syria
Turkey
Yemen, Arab Rep.
Yemen, Peoples Rep.
United Arab Emirates (UAE)
North America
United States
Canada
Mexico

SCHEDULE C (FCE Previously Granted Distribution Rights)

Distributor	Type of Agreement	Effective Date	Expiration	Rights in Korea	Needs extension?
Alliance Power, Inc.	Market Development Agr.	4/232003	2/1/2008	Yes	No
BOC Limited (Linde Group)	Market Development Agr.	11/2/2008	11/1/2009	Yes	No

Caterpillar Inc.	Purchase and Marketing Agr.	4/26/2002	4/25/2012	Yes	No

Chevron Energy Solutions Company	Market Development Agr.	12/20/2001	12/31/2007	Yes	No

Clearview Power, LLC	Development Agreement	4/7/2005	4/7/2006	No	Yes

Distributed Energy Resource Group	Market Development Agr.	7/14/2006	1/14/2007	Yes	Yes

Enbridge, Inc.	Distribution Agreement	11/4/2003	11/3/2006	No	Yes
Gills Onions LLC	Market Development Agr.	8/4/2006	2/4/2006	Yes	Yes
Logan Energy	Market Development Agr.	7/21/2004	1/21/2005	Yes	Yes

Marubeni (Japan)	Alliance Agreement	6/15/2001	6/14/2011	Yes (pending execution of waiver)	No
MTU CFC Solution, GmbH	Cell License	12/15/1999	2/14/2009	No	No
MTU CFC Solution, GmbH	BOP Cross-License	7/16/1998	7/15/2008	No	No
Northern Power Systems, Inc.	Market Development Agr.	9/26/2006	9/26/2009	No	No

PPL Energy Plus, LLC	Distributor Agreement	9/21/2001	12/31/2007	No	No
PowerHouse Energy LLC	Market Development Agr.	6/1/2006	12/1/2006	Yes	Yes

Princeton Group, Inc. of Va.	Marketing/Consulting	1/10/2006	1/10/2007	No	Yes
Renewable Technologies, Inc.	Market Development Agr.	11/1/2005	4/1/2006	Yes	Yes
Silverwood Energy, Inc.	Market Development Agr.	7/27/2006	1/27/2007	Yes	Yes